FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
January 24, 2012	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY SECOND QUARTER RESULTS,
ANNOUNCES DIVIDEND OF $0.12 PER SHARE,
OPENING OF NEW BRANCH IN POPLAR BLUFF, MO

Highlights:

•
Preliminary second quarter earnings per common share (diluted) reported at $0.95, down from $2.56 in the year ago period.  The prior year period included earnings of $1.93 per common share attributable to the bargain purchase gain, net of tax and transaction expenses, resulting from the Acquisition (defined below)

•
Preliminary second quarter net income reported at $2.7 million, down from $5.6 million in the same period of prior fiscal year.  The prior year period included net income of $4.1 million attributable to the bargain purchase gain, net of tax and transaction expenses, resulting from the Acquisition

•	Company generates a return on average assets of 1.44% and a return on average common equity of 17.1% for the second quarter of fiscal 2012
•	Net interest income for the second quarter up 53.7% compared to year ago period; net interest margin for the second quarter was 4.12%
•
Deposits increase $48.9 million, or 8.7% in first six months of fiscal 2012; loans (net) decrease $13.9 million, or 2.5%.  Both figures include some seasonality on the part of the Company’s public unit depositors and agricultural borrowers

•	Second quarter provision for loan losses 0.25% of average loans, compared to 0.24% in same period of prior fiscal year
•	Small increase in noninterest expense in second quarter as compared to year ago period, as comparable quarter included transaction expenses related to the Acquisition

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary results of net income available to common shareholders for the second quarter of fiscal 2012 of $2.6 million, a decrease of $2.9 million, or 53.1%, as compared to $5.4 million in net income available to common shareholders earned during the same period of the prior fiscal year.  The decrease was attributable to the inclusion in the prior fiscal year’s period  of net income of $4.1 million attributable to the bargain purchase gain, net of tax and transaction expenses, resulting from the Company’s acquisition of most of the assets and assumption of substantially all the liabilities of the former First Southern Bank, Batesville, Arkansas (the Acquisition).  Preliminary second quarter net income available to common shareholders was $.95 per diluted common share, a decrease of 62.9%, as compared to the $2.56 per diluted common share earned during the same period of the prior fiscal year.  Earnings per diluted common share attributable to the Acquisition in the year ago period were $1.93.  Before an effective dividend on preferred shares of $122,000, net income for the second quarter of fiscal 2012 was $2.7 million, a decrease of $2.9 million, or 52.0%, as compared to the same period of the prior fiscal year.

For the first six months of fiscal 2012, the Company announced preliminary results of net income available to common shareholders of $5.2 million, a decrease of $1.5 million, or 21.9%, as compared to the $6.6 million in net income available to common shareholders earned during the same period of the prior fiscal year.  The decrease was again attributable to the inclusion in the prior fiscal year’s period of net income of $4.1 million attributable to the bargain purchase gain, net of tax and transaction expenses, resulting from the Acquisition.  Preliminary net income available to common shareholders for the first six months of fiscal 2012 was $2.12 per diluted common share, a decrease of 31.8%, as compared to the $3.11 per diluted common share earned during the same period of the prior fiscal year.  Earnings per diluted common share attributable to the Acquisition in the year ago period were $1.93.  Before an effective dividend on preferred shares of $258,000 and a charge of $94,000 for the early redemption of preferred stock issued under the Troubled Asset Relief Program (TARP), net income for the first six months of fiscal 2012 was $5.5 million, a decrease of $1.4 million, or 19.7%, as compared to the same period of the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on January 17, 2012, declared its 71st consecutive quarterly dividend since the inception of the Company.  The $.12 cash dividend will be paid on February 29, 2012, to shareholders of record at the close of business on February 15, 2012.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Branch Opened:

The Company is also pleased to announce that it has opened a full-service branch in Poplar Bluff, Missouri, on the campus of Three Rivers College.  Three Rivers College is a comprehensive community college with its administrative campus in Poplar Bluff.  The college currently enrolls over 4,000 students, of whom more than 2,700 are on the Poplar Bluff campus daily.  Additionally, the college employs over 400 faculty and staff, of whom more than 250 are located on the Poplar Bluff campus.  The branch is operating in leased space and will initially be open for four hours mid-day, daily, when classes are in session.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first six months of fiscal 2012, with total assets increasing $84.3 million, or 12.3%, to $772.5 million at December 31, 2011, as compared to $688.2 million at June 30, 2011.  In November 2011, the Company announced the closing of its common stock offering of 1,150,000 shares of common stock.  After deducting underwriting discounts, commissions, and offering expenses, net proceeds from the offering were $19.9 million.  In July 2011, the Company announced its participation in the U.S. Treasury’s Small Business Lending Fund (SBLF) program, under which it received an investment in the Company’s preferred stock of $20.0 million.  Of those proceeds, $9.6 million was immediately used to redeem the Company’s preferred stock issued under the TARP program.  Balance sheet growth was primarily due to growth in deposits, the common stock offering, and the net additional capital invested in the Company’s preferred stock; these items, along with a reduction in net loan balances, resulted in larger cash holdings, while also funding an increase in available-for-sale investments.

Available-for-sale investments increased $11.2 million, or 17.6%, to $74.5 million at December 31, 2011, as compared to $63.3 million at June 30, 2011.  Increases in obligations of state and political subdivisions and obligations of U.S. government-sponsored enterprises were funded by principal repayments received on mortgage-backed securities and deposit growth.

Loans, net of the allowance for loan losses, decreased $13.9 million, or 2.5%, to $542.7 million at December 31, 2011, as compared to $556.6 million at June 30, 2011.  Loan balances were down due to decreases in residential real estate, construction real estate balances outstanding, and commercial loans, which include seasonal balance reductions in agricultural-related credits.

Non-performing loans were 0.07% of gross loans at December 31, 2011, as compared to 0.12% at June 30, 2011; non-performing assets were 0.24% of total assets at December 31, 2011, compared to 0.35% at June 30, 2011. Our allowance for loan losses at September 30, 2011, totaled $7.0 million, representing 1.28% of gross loans and 1,732% of non-performing loans, as compared to $6.4 million, or 1.14% of gross loans, and 919% of non-performing loans, at June 30, 2011.

Total liabilities increased $48.9 million to $681.4 million at December 31, 2011, an increase of 7.7% as compared to $632.5 million at June 30, 2011.  This growth was the result of an increase in deposits and securities sold under agreements to repurchase, partially offset by a decrease in other liabilities.

Deposits increased $48.9 million, or 8.7%, to $609.0 million at December 31, 2011, as compared to $560.2 million at June 30, 2011.  Deposit growth was comprised primarily of interest-bearing transaction accounts (including a significant new public unit relationship, and seasonal increases in existing public unit relationships), noninterest-bearing transaction accounts, and money market deposit accounts, partially offset by a decline in certificates of deposit and savings accounts.  The average loan-to-deposit ratio for the second quarter of fiscal 2012 was 94.6%, as compared to 98.3% for the same period of the prior year.

Federal Home Loan Bank (FHLB) advances were $33.5 million at December 31, 2011, unchanged from June 30, 2011. At both dates, FHLB borrowings included no short-term borrowings.  Securities sold under agreements to repurchase totaled $29.9 million at December 31, 2011, as compared to $25.2 million at June 30, 2011.  At both dates, the full balance of repurchase agreements was held by local small business and government counterparties.  The increase was attributed somewhat to seasonal flows of funds to local governments.

The Company’s stockholders’ equity increased $35.4 million, or 63.5%, to $91.1 million at  December 31, 2011, from $55.7 million at June 30, 2011.  The increase was due primarily to the common stock offering, additional capital invested in the Company’s preferred stock issued under the SBLF program (net of the redemption of preferred stock issued under the TARP program), retention of net income, and an increase in accumulated other comprehensive income, partially offset by cash dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three-month period ended December 31, 2011, was $7.3 million, an increase of $2.6 million, or 53.7%, as compared to the same period of the prior fiscal year.  For the six-month period ended December 31, 2011, net interest income was $14.8 million, an increase of $5.5 million, or 59.5%, as compared to the same period of the prior fiscal year.  For both the three- and six-month periods, the increase reflected substantial improvement in the Company’s net interest rate spread, attributable primarily to the Acquisition.  As a result of the Acquisition, we obtained assets marked at a discounted fair value, resulting in an effective yield on the acquired assets that is higher than the Company’s legacy earning assets.  For the three- and six-month periods ended December 31, 2011, our net interest rate spread was 3.90% and 4.05%, respectively, as compared to 3.13% and 3.16%, respectively, for the same periods of the prior fiscal year.  It is anticipated that the magnitude of this improvement will diminish as the assets acquired at a discount mature or prepay.  Additionally, during the three- and six-month periods ended December 31, 2011, our growth initiatives, including the Acquisition, resulted in increases of 24.7% and 26.2%, respectively, in the average balance of interest-earning assets, as compared to the same periods of the prior fiscal year.  (Average interest-bearing liabilities also increased, by 20.5% and 22.6%, respectively, as compared to the same periods of the prior fiscal year.)

The provision for loan losses for the three- and six-month periods ended December 31, 2011, was $345,000 and $862,000, respectively, as compared to $274,000 and $916,000, respectively, in the same periods of the prior fiscal year.  As a percentage of average loans outstanding, provisions for the current three- and six-month periods represent an annualized charge of 0.25% and 0.31%, respectively, as compared to 0.24% and 0.41%, respectively, for the same periods of the prior fiscal year.  The decrease in the six-month period ended December 31, 2011, as compared to the same period of the prior fiscal year, was attributed to reduced provisioning needed during the period to bring reserves to an appropriate level based on our continued analysis of the loan portfolio as a result of a reduction in loan balances and stable credit quality.

The Company’s noninterest income for the three- and six-month period ended December 31, 2011, was $899,000 and $2.0 million, decreases of $7.0 million and $6.7 million, respectively, as compared to the same periods of the prior fiscal year. The decreases were due to the inclusion in both the three- and six-month periods of the prior fiscal year of the $7.0 million bargain purchase gain recognized as a result of the Acquisition.

Noninterest expense for the three- and six-month periods ended December 31, 2011, was $3.9 million and $7.7 million, respectively, increases of $189,000, or 5.1%, and $1.1 million, or 16.9%, respectively, as compared to the same period of the prior fiscal year.  The increases were due to higher compensation and benefits expenses, advertising expenses, bank card network fees, charges to amortize intangible assets, and postage and office supplies, and were partially offset by declines in legal and professional fees and deposit insurance premium assessments.  For both the three- and six-month periods, higher expenses for compensation and benefits, advertising, postage and office supplies, bank card network fees, amortization of intangible assets, and internet banking expenses were all attributable, at least in part, to the Acquisition.  The decline in legal and professional fees was attributed to inclusion in the prior periods’ results of charges related to the Acquisition, with no comparable charges in the current period.  The lower deposit insurance premiums resulted from a change in the formula and assessment base employed by the FDIC, as the agency adopted a formulation required under the Dodd-Frank regulatory reform bill to assess premiums based on total assets, net of tangible equity, rather than based simply on total deposits.  The efficiency ratio for the three- and six-month periods ended December 31, 2011, was 47.2% and 45.6%, respectively, as compared to 29.3% and 36.5%, respectively, for the same periods of the prior fiscal year.  The deterioration was due primarily to inclusion in the prior periods’ noninterest income of the $7.0 million bargain purchase gain recorded on the Acquisition.

The income tax provision for the three- and six-month periods ended December 31, 2011, was $1.3 million and $2.8 million, respectively, decreases of $1.8 million and $852,000, respectively, as compared to the same periods of the prior fiscal year.  The effective tax rate for the three- and six-month periods ended December 31, 2011, was 33.0% and 33.3%, respectively, as compared to 35.6% and 34.4%, respectively, for the same periods of the prior fiscal year.  The decreases in both the amount of the provisions and the effective tax rates were attributed primarily higher pre-tax income in the year-ago periods as a result of the bargain purchase gain recorded on the Acquisition.

Forward Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

 SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	December 31, 2011	June 30, 2011

Total assets	$772,517,000	$688,200,000
Available-for-sale securities	74,481,000	63,327,000
Loans, net	542,711,000	556,576,000
Allowance for losses on loans	7,047,000	6,438,000
Non-performing assets	1,842,000	2,375,000
Deposits	609,026,000	560,151,000
FHLB advances	33,500,000	33,500,000
Securities sold under repurchase agreements	29,949,000	25,230,000
Subordinated debt	7,217,000	7,217,000
Stockholders' equity	91,127,000	55,732,000

Equity to assets ratio	11.80%	8.10%
Allowance as a percentage of gross loans	1.28%	1.14%
Non-performing loans as a percentage of gross loans	0.07%	0.12%

Per common share:
Closing market price	$22.47	$20.78
Tangible book value per common share	21.39	21.19

	Three Months Ended December 31,		Six Months Ended December 31,
Selected Operating Data:	2011	2010	2011	2010

Net interest income	$7,322,000	$4,764,000	$14,799,000	$9,278,000
Provision for loan losses	345,000	274,000	862,000	916,000
Non-interest income	899,000	7,867,000	2,016,000	8,686,000
Non-interest expense	3,884,000	3,695,000	7,667,000	6,556,000
Income taxes	1,317,000	3,086,000	2,761,000	3,613,000
Net income	2,675,000	5,576,000	5,525,000	6,879,000
Effective dividend on preferred shares	122,000	128,000	352,000	256,000
Net income available to common shareholders	$2,553,000	$5,448,000	$5,173,000	$6,623,000

Per common share:
Basic net income available to common shareholders	$0.98	$2.61	$2.21	$3.18
Diluted net income available to common shareholders	$0.95	$2.56	$2.12	$3.11
Cash dividends	$.12	$.12	$.24	$.24

Average common shares outstanding	2,595,000	2,084,000	2,345,000	2,084,000
Average diluted common shares outstanding	2,687,000	2,126,000	2,434,000	2,126,000

Profitability Ratios:
Return on average assets	1.44%	3.75%	1.53%	2.39%
Return on average common equity	17.1%	58.1%	19.3%	35.6%

Net interest margin	4.12%	3.34%	4.27%	3.38%
Net interest spread	3.90%	3.13%	4.05%	3.16%

Efficiency Ratio	47.2%	29.3%	45.6%	36.5%